Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the three months ended June 30,
	2013		2012
Earnings available to cover fixed charges:
Income before minority interests, income from investments in unconsolidated entities and discontinued operations	$22,867		$19,281
Fixed charges:
Interest expense	16,655		16,272
Capitalized interest	5,997		5,369
Fixed charges	22,652		21,641
Distributions of earnings net of equity from unconsolidated entities	33		720
Capitalized interest	(5,997)		(5,369)
Earnings available to cover net fixed charges	$39,555		$36,273
Fixed charges	$22,652		$21,641
Preferred stock dividends	911		911
Fixed charges and preferred stock dividends	$23,563		$22,552
Earnings available to cover net fixed charges	$39,555		$36,273
Divided by fixed charges	$22,652		$21,641
Ratio of earnings to fixed charges	1.8	x	1.7	x
Earnings available to cover net fixed charges	$39,555		$36,273
Divided by fixed charges and preferred stock dividends	$23,563		$22,552
Ratio of earnings to fixed charges and preferred stock dividends	1.7	x	1.6	x

	For the six months ended June 30,
	2013		2012
Earnings available to cover fixed charges:
Income before minority interests, income from investments in unconsolidated entities and discontinued operations	$42,067		$36,210
Fixed charges:
Interest expense	33,987		33,490
Capitalized interest	11,649		10,218
Fixed charges	45,636		43,708
Distributions of earnings net of equity from unconsolidated entities	32		1,147
Capitalized interest	(11,649)		(10,218)
Earnings available to cover net fixed charges	$76,086		$70,847
Fixed charges	$45,636		$43,708
Preferred stock dividends	1,822		1,822
Fixed charges and preferred stock dividends	$47,458		$45,530
Earnings available to cover net fixed charges	$76,086		$70,847
Divided by fixed charges	$45,636		$43,708
Ratio of earnings to fixed charges	1.7	x	1.6	x
Earnings available to cover net fixed charges	$76,086		$70,847
Divided by fixed charges and preferred stock dividends	$47,458		$45,530
Ratio of earnings to fixed charges and preferred stock dividends	1.6	x	1.6	x